January 27, 2006

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549

Re:     Koppers Holdings Inc. (the “Company”)
           Registration Statement on Form S-1 (File No. 333-128250)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned hereby join in the request of the Company that the effective date of the Registration Statement be accelerated so that the Registration Statement may become effective by 12:00 p.m. EST on Tuesday, January 31, 2006 or as soon thereafter as practicable.

Sincerely,

CREDIT SUISSE SECURITIES (USA) LLC
UBS SECURITIES LLC
As Representatives

By: Credit Suisse Securities (USA) LLC

/s/ Conrad Rubin

Title:  Director and Counsel

January 27, 2006

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549

Re:     Koppers Holdings Inc. (the “Company”)
           Registration Statement on Form S-1 (File No. 333-128250)

Ladies and Gentlemen:

The following information with respect to the distribution of the prospectus dated January 18, 2006 is furnished pursuant to Rule 460 of the Rules and Regulations of the Commission under the Securities Act of 1933, as amended, in connection with the request for acceleration of the effective date of the aforementioned Registration Statement.

The number of prospectuses dated January 18, 2006 as distributed between January 18, 2006 and January 27, 2006 is as follows:

Preliminary Prospectus dated January 18, 2006:

15,184 copies to Prospective Underwriters, institutional investors, dealers and others.

Sincerely,

CREDIT SUISSE SECURITIES (USA) LLC
UBS SECURITIES LLC
As Representatives

By: Credit Suisse Securities (USA) LLC

/s/ Conrad Rubin

Title:  Director and Counsel

January 27, 2006

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549

Re:     Koppers Holdings Inc. (the “Company”)
           Registration Statement on Form S-1 (File No. 333-128250)

Ladies and Gentlemen:

In connection with the Preliminary Prospectus distribution for the above-mentioned issue, the prospective underwriters have confirmed that they are complying with the 48-hour requirement as promulgated by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

Sincerely,

CREDIT SUISSE SECURITIES (USA) LLC
UBS SECURITIES LLC
As Representatives

By: Credit Suisse Securities (USA) LLC

/s/ Conrad Rubin

Title:  Director and Counsel